Exhibit 10.6.1

AMENDMENT TO THE SUNSTONE HOTEL INVESTORS, INC.

2004 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Sunstone Hotel Investors, Inc. 2004 Long-Term Incentive Plan as amended and restated effective May 1, 2007 (the “Plan”) is made by Sunstone Hotel Investors, Inc. (the “Company”) to be effective as of December 31, 2008.

WHEREAS, the Company maintains the Plan for the benefit of certain participants;

WHEREAS, the Company desires to amend certain provisions of the Plan in order to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board of Directors of the Company (the “Board”) has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The first sentence of Section 1.6(b) shall be amended to add the following proviso to the end thereof to read as follows:

“and, provided, further, that no such adjustment shall be required if the Committee determines that such action would cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code (“Section 409A”) or otherwise would subject a Grantee to an additional tax imposed under Section 409A in respect of an outstanding Award.”

2.	The fourth sentence of Section 2.9 shall be deleted and replaced in its entirety with the following:

“The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock, provided such form of payment does not defer the inclusion of income.”

3.	The following paragraph shall be added as a new Section 3.18 of the Plan:

“3.18 Section 409A

It is the Company’s intent that the Plan comply with or be exempt from the requirements of Section 409A. If and to the extent that any payment under the Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Grantee by reason of the Grantee’s termination of employment or service, as applicable, then (a) such payment shall be made to the Grantee only upon a “separation from service” as defined for purposes of Section 409A and (b) if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by the Company) at the time of such termination, such payment shall not be made before the date that is six (6) months after the date of the Grantee’s separation from service (or earlier death).”

IN WITNESS WHEREOF, the Board has caused this Amendment to the Plan to be duly executed on this 22nd day of December, 2008.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ Arthur L. Buser, Jr.
Arthur L. Buser, Jr. President